                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant                     /x/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/x/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         DREW INDUSTRIES INCORPORATED
   ------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3)
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                          DREW INDUSTRIES INCORPORATED
                             200 MAMARONECK AVENUE
                          WHITE PLAINS, NEW YORK 10601

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 18, 1996

                               ------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DREW INDUSTRIES INCORPORATED (the 'Company') will be held at the Board of Directors Room of the American Stock Exchange, 86 Trinity Place, New York, New York 10006 on April 18, 1996 at 9:30 A.M., for the following purposes:

          (1) To elect a Board of five Directors;

          (2) To consider and act upon a proposal to approve the adoption of the material terms of certain executive compensation performance goals and an incentive compensation plan established by the Compensation Committee of the Board of Directors;

          (3) To ratify the selection of KPMG Peat Marwick LLP as independent auditors for the Company for the year ending December 31, 1996; and

          (4) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Holders of record of the Company's Common Stock at the close of business on the 14th day of March, 1996 shall be entitled to vote on all matters to be considered at the meeting or any adjournment or postponement thereof.

     A list of all stockholders entitled to vote at the meeting will be available for inspection for the ten days prior to the meeting at the office of the Company and at the offices of the Company's transfer agent, Chemical Mellon Shareholders Services, L.L.C., 450 West 33rd Street, New York, N.Y. 10001, and will be available for inspection at the time of the meeting, at the place thereof.

                                        By Order of the Board of Directors

                                                 EDWARD W. ROSE, III
                                        Chairman of the Board of Directors
Dated: March 19, 1996
       White Plains, N.Y.

                       NOTICE TO HOLDERS OF COMMON STOCK

IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED
    PROXY SO THAT YOU WILL BE REPRESENTED. A POST-PAID ENVELOPE IS ENCLOSED
                             FOR YOUR CONVENIENCE.

                          DREW INDUSTRIES INCORPORATED

                             200 MAMARONECK AVENUE
                          WHITE PLAINS, NEW YORK 10601

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     The accompanying Proxy is solicited by Management of Drew Industries Incorporated, a Delaware corporation (the 'Company'), for use at the Annual Meeting of Stockholders to be held at the Board of Directors Room of the American Stock Exchange, 86 Trinity Place, New York, New York 10006 on April 18, 1996 at 9:30 A.M., or any adjournment or postponement thereof, at which holders of record of the Company's Common Stock, par value $0.01 per share (the 'Common Stock'), at the close of business on March 14, 1996 shall be entitled to vote on all matters considered at the meeting.

     The cost of solicitation by Management, including postage, printing and handling, and the expenses incurred by brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners will be borne by the Company. The solicitation is to be made primarily by mail, but may be supplemented by telephone calls, telegrams and personal solicitation. Management may also use the services of directors and employees of the Company to solicit Proxies, without additional compensation.

     Each Proxy executed and returned by holders of the Common Stock may be revoked at any time thereafter, except as to matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy. A Proxy may be revoked by giving written notice of revocation to the Secretary of the Company or to any of the other persons named as proxies, or by giving a Proxy with a later date. The Proxies will be voted at the meeting for the Directors set forth herein in the manner indicated (see 'ELECTION OF DIRECTORS'), and if no contrary instructions are indicated, in favor of the other matters set forth herein; if specific instructions are indicated, the Proxies will be voted in accordance therewith. This Statement and the form of Proxy solicited from holders of the Common Stock are expected to be sent or given to stockholders on or about March 19, 1996.

     The Annual Report to Stockholders of the Company for the year ended December 31, 1995 is being mailed herewith to each stockholder of record.

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND THE SCHEDULES THERETO) WILL BE FURNISHED TO ANY STOCKHOLDER WITHOUT CHARGE UPON REQUEST TO THE COMPANY AT 200 MAMARONECK AVENUE, WHITE PLAINS, NEW YORK 10601, TELEPHONE (914) 428-9098.

                                  THE COMPANY

     The Company was incorporated under the laws of Delaware on March 20, 1984 and is the successor to Drew National Corporation, which was incorporated under the laws of Delaware in 1962. The Company's principal executive and administrative offices are located at 200 Mamaroneck Avenue, White Plains, New York 10601; telephone number (914) 428-9098.

     In connection with the July 29, 1994 spin-off of Leslie Building Products, Inc. ('Leslie Building Products') by the Company (the 'Spin-off '), the Company and Leslie Building Products entered into a Shared Services Agreement. Pursuant to the Shared Services Agreement, for a period of two years following the Spin-off, the Company and Leslie Building Products agreed to share certain administrative functions and employee services, such as management overview and planning, tax preparation, financial reporting, coordination of independent audit, stockholder relations, and regulatory matters. The Company is reimbursed by Leslie Building Products for the fair market value of such services. The agreement may be extended under certain circumstances. See 'ELECTION OF DIRECTORS--Executive Compensation.'

     On March 8, 1995, the Board of Directors authorized the repurchase of up to 500,000 shares of the Company's Common Stock. Purchases were made from time to time in the open market or in privately negotiated transactions at market prices prevailing at the time of purchase. The Company had no commitment or obligation to purchase any minimum number of shares. The Company purchased 29,875 shares, and the repurchase program terminated on March 7, 1995.

                               VOTING SECURITIES

     The Company had outstanding on the record date 5,532,518 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share of stock held.

PRINCIPAL HOLDERS OF VOTING SECURITIES

     Set forth below is information with respect to each person known to the Company on March 14, 1996 to be the beneficial owner of more than five percent of any class of the Company's voting securities, which consists of Common Stock only (including options):

                                      AMOUNT AND
                                      NATURE OF       APPROXIMATE
         NAME AND ADDRESS             BENEFICIAL      PERCENT OF
        OF BENEFICIAL OWNER           OWNERSHIP          CLASS
-----------------------------------   ----------      -----------
Edward W. Rose, III(1) ............   1,684,240(2)        29.0%
  500 Crescent Court
  Dallas, Texas 76102

Lecil V. Thomas(1).................     523,449(3)         9.0%

FMR Corp.(4) ......................     364,500            6.3%
  82 Devonshire Street
  Boston, Massachusetts 02108

------------------
(1) The person named has sole voting and investment power with respect to such shares.

(2) See 'VOTING SECURITIES--Security Ownership of Management.'

(3) These shares, net of 21,510 shares transferred to a business broker, were received by Mr. Thomas in connection with the acquisition of Shoals Supply, Inc. by the Company on February 15, 1996.

(4) As of December 31, 1995.

     To the knowledge of the Company, other than persons acting as nominees or custodians for various stock brokerage firms and banks, which persons do not have beneficial ownership of the Common Stock, no other person owns of record or beneficially more than five percent of the voting securities of the Company.

SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below is information with respect to beneficial ownership at March 14, 1996 of the Common Stock (including options) by each Director and nominee and by all Directors, nominees and Executive Officers of the Company as a group.

                                           AMOUNT AND
                                           NATURE OF       APPROXIMATE
            NAME AND ADDRESS               BENEFICIAL      PERCENT OF
          OF BENEFICIAL OWNER              OWNERSHIP          CLASS
----------------------------------------   ----------      -----------
Leigh J. Abrams(1) .....................     110,983(2)         1.9%
  200 Mamaroneck Avenue
  White Plains, New York 10601

Edward W. Rose, III(1) .................   1,684,240(3)        29.0%
  500 Crescent Court
  Dallas, Texas 76102

David L. Webster(1) ....................     123,920(4)         2.1%
  4381 Green Oaks Blvd.
  Arlington, Texas 76016

James F. Gero(1) .......................      27,080(5)         0.5%
  38F-4 Anna Cade Road
  Rockwall, Texas 75087

Gene H. Bishop .........................      22,300(6)         0.4%
  200 Crescent Court, Suite 1650
  Dallas, Texas 75201

All Directors and Executive Officers as
  a group (7 persons including the
  above-named)..........................   2,024,409(7)        34.9%

------------------
(1) Pursuant to Rules 13-1 (f)(1)-(2) of Regulation 13-D of the General Rules and Regulations under the Exchange Act, on February 17, 1995, the persons indicated, together with certain other persons, jointly filed a single amendment to the Schedule 13-D Statement, filed on May 31, 1989, with respect to the securities listed in the foregoing table. Such persons made the single, joint filing because they may be deemed to constitute a 'group' within the meaning of Section 13(d)(3) of the Exchange Act, although neither the fact of the filing nor anything contained therein shall be deemed to be an admission by such persons that a group exists.

(2) Mr. Abrams has sole voting and investment power with respect to the shares owned by him. Includes 4,003 shares of Common Stock held by Mr. Abrams as Custodian under the New York Uniform Gifts to Minors Act for the benefit of his children. Mr. Abrams disclaims any beneficial interest in the shares held as Custodian. In January 1994, Mr. Abrams was granted an option pursuant to the Company's Stock Option Plan to purchase 17,370 shares of Common Stock at $7.341 per share. Although no part of such option has been exercised, all shares subject to such option are included in the above table as beneficially owned.

(3) Mr. Rose has sole voting and investment power with respect to the shares owned by him. Includes 42,000 shares owned by each of Cardinal Investment Company, Inc. Pension Plan and Cardinal Investment Company, Inc. Profit Sharing Plan, of each of which Mr. Rose is Trustee.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    Excludes 72,200 shares of Common Stock held in trusts for the benefit of Mr. Rose's children. Mr. Rose disclaims any beneficial interest in such shares. Mr. Rose's wife has sole voting and investment power with respect to such shares. As a member of the Stock Option Committee, on December 31, 1995, Mr. Rose was automatically awarded an option to purchase 2,500 shares of Common Stock at $14.70 per share. Although no part of such option has been exercised, all shares subject to such options are included in the above table as beneficially owned.

(4) Mr. Webster has sole voting and investment power with respect to such shares. In December 1992, Mr. Webster was granted an option pursuant to the Company's Stock Option Plan to purchase 2,316 shares of Common Stock at $6.045 per share, and in March 1994, Mr. Webster was granted an option to purchase 34,738 shares of Common Stock at $8.528 per share. Although no part of such option has been exercised, all shares subject to such option are included in the above table as beneficially owned.

(5) Mr. Gero shares voting and investment power with respect to such shares with his wife. In December 1993, Mr. Gero was granted an option pursuant to the Company's Stock Option Plan to purchase 11,580 shares of Common Stock at $7.233 per share. As a member of the Stock Option Committee, on December 31, 1995, Mr. Gero was automatically awarded an option to purchase 2,500 shares of Common Stock at $14.70 per share. Although no part of such options has been exercised, all such shares subject to such options are included in the above table as beneficially owned.

(6) Mr. Bishop has sole voting and investment power with respect to such shares.

(7) Includes 101,690 shares subject to options.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the exchange on which the securities are traded. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based on its review of the copies of such forms received by it, the Company believes that during 1995 all such filing requirements applicable to its officers and directors (the Company not being aware of any ten percent holder other than Edward W. Rose, III, a director) were complied with.

                           I.  ELECTION OF DIRECTORS

     It is proposed to elect a Board of five directors to serve until the next annual election or until their successors are elected and qualify.

     Unless contrary instructions are indicated, the persons named as proxies in the form of Proxy solicited from holders of the Common Stock will vote for the election of the nominees indicated below. All such nominees are presently Directors of the Company. If any such nominees should be unable or unwilling to serve, the persons named as proxies will vote for such other person or persons as may be proposed by Management. Management has no reason to believe that any of the named nominees will be unable or unwilling to serve. Election of Directors by holders of the Common Stock will be by a plurality of the votes cast at the meeting, in person or by proxy, by holders of the Common Stock entitled to vote at the meeting.

     The following table lists the current Directors of the Company and the nominees proposed by Management for election by the holders of the Common Stock, all other positions and offices with the Company presently held by them and their principal occupations, in each case as furnished by them to the Company.

     NAME AND AGE                                                     DIRECTOR
      OF NOMINEE                          POSITION                     SINCE
----------------------  --------------------------------------------  --------
Leigh J. Abrams ......  President, Chief Executive Officer and
  (Age 53)              Director.                                       1984

Edward W. Rose, III ..  Chairman of the Board of Directors.             1984
  (Age 54)

David L. Webster .....  President and Chief Executive Officer of
  (Age 60)              Kinro, Inc. and Shoals Supply, Inc. and
                        Director.                                       1984

James F. Gero ........  Director.                                       1992
  (Age 51)

Gene H. Bishop .......  Director.                                       1995
  (Age 66)

     LEIGH J. ABRAMS, since July 1994, has also been President, Chief Executive Officer and a Director of Leslie Building Products.

     EDWARD W. ROSE, III, for more than the past five years, has been President and sole stockholder of Cardinal Investment Company, Inc., an investment firm. Mr. Rose also serves as Co-Managing General Partner of the Texas Rangers Baseball Team and as a director of the following public companies: Osprey Holding, Inc., previously engaged in selling computer software for hospitals; ACE Cash Express, Inc. engaged in check cashing services; and as a trustee of Liberte Investors Inc. engaged in real estate loans and investments. Since, July 1994, Mr. Rose has been Chairman of the Board of Leslie Building Products.

     DAVID L. WEBSTER, since November 1980, has been President of Kinro, Inc., a subsidiary of the Company, and has been Chairman of Kinro, Inc. since November 1984. Mr. Webster has also been President and Chief Executive Officer of Shoals Supply, Inc., since its acquisition by the Company on February 15, 1996.

     JAMES F. GERO, since March 1992, has been Chairman and Chief Executive Officer of Sierra Technologies, Inc., a manufacturer of defense systems technologies. From July 1987 to October 1989, Mr. Gero was Chairman and Chief Executive Officer of Varo, Inc., a manufacturer of defense electronics, and from 1985 to 1987, Mr. Gero was President and Chief Executive Officer of Varo, Inc. Mr. Gero also serves as a director of the following public companies:
Recognition Equipment, Inc., engaged in providing hardware, software and services to automate work processing systems; American Medical Electronics, Inc., engaged in manufacturing and distributing orthopedic and neurosurgical medical devices; and Spar Aerospace Ltd., engaged in space robotics, communications equipment and aerospace products and services. Since July 1994, Mr. Gero has been a Director of Leslie Building Products.

     GENE H. BISHOP, from March 1975 until July 1990, was Chief Executive Officer of MCorp, a bank holding company, and from October 1990 to November 1991, was Vice Chairman and Chief Financial Officer of Lomas Financial Corporation, a financial services company. From November 1991 until his retirement in October 1994, Mr. Bishop served as Chairman and Chief Executive Officer of Life Partners Group, Inc., a life insurance holding company, of which he continues to serve as a director. Mr. Bishop also serves as a director of the following publicly-owned companies: First USA, Inc., engaged in the credit card business; Liberte Investors Inc. engaged in real estate loans and investments; Southwest Airlines Co., a regional airline; and Southwestern Public Service Company, a public utility.

     FREDRIC M. ZINN, not a nominee for election as a Director, is Chief Financial Officer of the Company and has also been Chief Financial Officer of Leslie Building Products since July 1994. Mr. Zinn is a Certified Public Accountant.

     HARVEY J. KAPLAN, not a nominee for election as a Director, is Secretary and Treasurer of the Company and has also been Secretary and Treasurer of Leslie Building Products since July 1994. Mr. Kaplan is a Certified Public Accountant.

     Directors of the Company serve until the Company's next annual meeting of stockholders, and until their successors are elected and qualified. Executive officers serve at the discretion of the Board of Directors. To the knowledge of the Company, no Executive Officer or Director is related by blood, marriage or adoption to any other. Each of the nominees named above was elected to his present term of office at the Annual Meeting of Stockholders held on June 13, 1995. During the year ended December 31, 1995, the Board of Directors held four meetings. All Directors attended all meetings of the Board of Directors.

     The Company has an Audit Committee of the Board of Directors consisting of Messrs. Rose, Gero and Bishop. The functions of the Audit Committee are to review the Company's annual and quarterly reports, review the independence of and ratify the selection of the independent auditors for the Company, conduct pre-audit and post-audit reviews with both financial management and the independent auditors, and assist in the development of the Company's annual business plan. The Audit Committee held one meeting during the year ended December 31, 1995.

     The Company has a Stock Option Committee, consisting of Messrs. Rose, Gero and Bishop, to determine and designate employees and Directors of the Company who are to be granted options, the number of shares subject to options, the nature and terms of the options to be granted, and to otherwise administer the Stock Option Plan. See 'ELECTION OF DIRECTORS--Executive Compensation.' The Stock Option Committee held no meetings during the year ended December 31, 1995.

     The Company has a Compensation Committee of the Board of Directors consisting of Messrs. Rose, Gero and Bishop. The functions of the Compensation Committee are to develop compensation policies with respect to the Company's executive officers based, in part, on performance-related criteria, and to make recommendations to the Board of Directors regarding compensation of executive officers in accordance with such policies. The Compensation Committee held one meeting during the year ended December 31, 1995.

EXECUTIVE COMPENSATION

     Summary Compensation

     The following table sets forth the annual and long-term cash and noncash compensation for each of the last three calendar years awarded to or earned by the President and Chief Executive Officer of the Company and the Company's four other most highly compensated executive officers (such five executive officers collectively, the 'named executive officers') during the year ended December 31, 1995.

     A portion of the cash and noncash compensation set forth in the table paid to Messrs. Leigh J. Abrams, Edward W. Rose, III, Fredric M. Zinn and Harvey J. Kaplan during the year ended December 31, 1995 was charged to Leslie Building Products pursuant to the Shared Services Agreement. See footnote 3 below and 'The Company.'

                                        SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                              ANNUAL COMPENSATION             COMPENSATION
                                      ------------------------------------   ---------------
NAME AND                   CALENDAR                           OTHER ANNUAL   NUMBER OF STOCK    ALL OTHER
PRINCIPAL POSITION           YEAR      SALARY    BONUS (1)    COMPENSATION   OPTIONS AWARDED   COMPENSATION
-------------------------  --------   --------   ----------   ------------   ---------------   ------------
Leigh J. Abrams(2) ......    1995(3)  $180,000   $  330,989     $  5,340                          $2,310
  President and Chief        1994(3)   180,000      264,181        5,490          17,370           2,248
  Executive Officer          1993      180,000      184,350        4,307                           2,248

David L. Webster(4) .....    1995     $125,000   $1,133,766     $  2,052                          $2,310
  President of Kinro,        1994      125,000      777,719        2,581          34,738           2,248
  Inc. and Shoals Supply,    1993      125,000      529,351        2,077                           2,698
  Inc.

Edward W. Rose, III(5) ..    1995                $   30,000     $ 28,053           2,500
  Chairman of the Board      1994                    30,000       41,038
  of Directors               1993                    15,000       49,508

Fredric M. Zinn .........    1995(3)  $125,000   $  105,300     $  8,421                          $2,310
  Chief Financial Officer    1994(3)   125,000       85,300        9,309          17,370           2,248
                             1993      125,000       59,650        8,659                           2,248

Harvey J. Kaplan ........    1995(3)  $100,000   $   70,296     $  3,639                          $2,310
  Secretary and Treasurer    1994(3)   100,000       65,296        2,869           5,790           2,248
                             1993      100,000       53,648        3,723                           2,248

------------------
(1) Beginning in 1993, Messrs. Abrams, Webster, Rose, Zinn and Kaplan, received payments pursuant to a discretionary retirement bonus program. These bonuses must be used to purchase specified tax deferred annuities and/or cash value life insurance. For 1995, Mr. Abrams received $30,000, Mr. Webster received $50,000, Mr. Rose received $30,000, Mr. Zinn received $15,000 and Mr. Kaplan received $13,296 pursuant to the discretionary retirement program.

(2) Mr. Abrams received incentive compensation for each fiscal year equal to 2 1/2% of each of the Company's and Leslie Building Products' income before income taxes and extraordinary items, subject to certain adjustments.

(3) Of the aggregate compensation paid to Messrs. Abrams, Zinn and Kaplan for 1995, an aggregate of $334,456 was charged to Leslie Building Products pursuant to the Shared Services Agreement, of which $184,644 was applicable to Mr. Abrams, $83,175 was applicable to Mr. Zinn, and $66,637 was applicable to Mr. Kaplan. Pursuant to the Shared Services Agreement,

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    $15,000 of the discretionary retirement bonus paid to Mr. Rose was charged to Leslie Building Products. Of the aggregate compensation paid to Messrs. Abrams, Zinn and Kaplan for 1994, pursuant to the Shared Services Agreement, an aggregate of $201,000 was charged to Leslie Building Products for the five month period in 1994 subsequent to the Spin-off, of which $114,000 was applicable to Mr. Abrams, $54,000 was applicable to Mr. Zinn and $33,000 was applicable to Mr. Kaplan. Pursuant to the Shared Services Agreement, $6,250 of the discretionary retirement bonus paid to Mr. Rose was charged to Leslie Building Products. For the seven month period in 1994 prior to the Spin-off, the Company allocated to Leslie-Locke corporate overhead, including compensation paid to the foregoing officers, based upon a percentage of combined net sales.

(4) Effective September 1, 1986, Kinro entered into an employment agreement with Mr. Webster which, as amended, provides for Mr. Webster's employment through August 31, 1996 at a salary of $125,000 per annum. Mr. Webster also receives a bonus determined by the Compensation Committee based upon Kinro's Operating Profit (as defined) for each fiscal year. The Company and Mr. Webster intend to extend the employment agreement. See 'Adoption of Incentive Compensation Plan' for a discussion of the proposal to approve and adopt an incentive compensation plan applicable to Mr. Webster commencing as of January 1, 1996.

(5) See 'ELECTION OF DIRECTORS -- Compensation of Directors.'

STOCK OPTION PLAN

     On June 13, 1995, stockholders approved the amended and restated Drew Industries Incorporated Stock Option Plan (the 'Plan').

     Under the Plan and its predecessor, since 1988 the Stock Option Committee has granted options to purchase 701,559 shares of Common Stock, and is authorized to grant options to purchase up to an additional 78,441 shares (representing an aggregate of 780,000 shares or approximately 13.4% of the Company's issued and outstanding Common Stock including options). The 78,441 shares available for grant have been allocated 20,000 shares to Non-Employee Directors and members of the Committee and 58,441 shares to eligible employees. No grantee, whether or not now a participant in the Plan, can be granted options to purchase more than an aggregate of 25,000 shares under the Plan.

     The Stock Option Committee has sole and complete authority to determine the individuals eligible to receive stock options under the Plan, and to determine the number of stock options to be granted to eligible individuals, as well as the terms and conditions under which grants will be made (including limitations, restrictions or prohibitions upon the exercise of stock options), except that Non-Employee Directors are not eligible for incentive stock options ('ISOs'). The Stock Option Committee determines the period for which each stock option may be exercisable, but in no event may a stock option be exercisable more than 10 years from the date of grant thereof. The number of shares available under the Plan, and the exercise price of options granted under the Plan, are subject to adjustments that may be made by the Stock Option Committee to reflect stock splits, stock dividends, recapitalizations, mergers, or other major corporate action.

     The exercise price for options granted under the Plan are determined by the Stock Option Committee in its sole discretion, provided that the exercise price in the case of ISOs is at least equal to 100% of the fair market value of the Common Stock subject to such option on the date of grant. The exercise price may be paid in cash or in shares of Common Stock. Options granted under the Plan become exercisable in annual installments determined by the Stock Option Committee and may be subject to performance criteria. An ISO may not be granted to an individual who is treated as a '10% Shareholder' of the Company under
Section 422 of the Internal Revenue Code of 1986, as amended, unless the exercise price is 110% of fair market value on the date of grant and the ISO is exercisable for a period not longer than five years from the date of grant.

     The Board of Directors is authorized to terminate, suspend or amend the Plan; provided that the amendment or termination cannot affect the validity of any then outstanding stock option previously granted under the Plan, and provided further that the Board of Directors cannot without stockholder approval: (a) increase the maximum number of shares covered by the Plan or change the class of employees eligible to receive stock options; (b) reduce the option price for ISO's below the fair market value of the Common Stock on the date of the grant of such option; or (c) extend beyond l0 years from the date of the grant the period within which an option may be exercised. The Plan will terminate on December 31, 2003 and no option may be granted after its termination date. Options granted prior to the termination date may be exercised in accordance with their terms beyond the termination date.

     Each member of the Stock Option Committee is automatically awarded an option ('Formula Option') to purchase 2,500 shares of Common Stock on the December 31st of each year in which such Stock Option Committee member has served not less than twelve consecutive months as a Director of the Company. Such Formula Options vest immediately and are exercisable during the five-year period following the date of grant. The purchase price of the Common Stock subject to the Formula Options is not less than 100% of the fair market value of the Common Stock on the date such Formula Option is granted, subject to adjustment as provided in the Plan.

OPTION GRANTS IN 1995

The following table summarizes stock options granted during 1995 to the named executive officers.

                                                                               POTENTIAL
                                                                            REALIZABLE VALUE
                                                                               AT ASSUMED
                                                                            ANNUAL RATES OF
                                                                                 PRICE
                                                                            APPRECIATION FOR
                                        INDIVIDUAL GRANTS                     OPTION TERM
                        -------------------------------------------------   ----------------
                        NUMBER OF     % OF TOTAL
                          SHARES       OPTIONS
                        UNDERLYING    GRANTED TO
                         OPTIONS     EMPLOYEES IN   EXERCISE   EXPIRATION
         NAME            GRANTED         1995        PRICE        DATE        5%       10%
----------------------  ----------   ------------   --------   ----------   ------   -------
Edward W. Rose, III...     2,500(1)       100%       $14.70       1/2/01    $7,920   $19,618

------------------
(1) Represents a Formula Option

OPTION EXERCISES IN 1995 AND YEAR-END VALUES

     The following table presents the value of unexercised options held by the named executive officers at December 31, 1995. No stock options were exercised by the named executive officers during 1995.

                             NUMBER OF           VALUE OF UNEXERCISED
                       SECURITIES UNDERLYING         IN-THE-MONEY
                       UNEXERCISED OPTIONS AT         OPTIONS AT
                         DECEMBER 31, 1995       DECEMBER 31, 1995(1)
                          EXERCISABLE (E)          EXERCISABLE (E)
        NAME             UNEXERCISABLE (U)        UNEXERCISABLE (U)
--------------------   ----------------------    --------------------
Leigh J. Abrams.....            8,685(E)               $ 57,833(E)
                                8,685(U)               $ 57,833(U)
David L. Webster....           19,685(E)               $113,467(E)
                               17,369(U)               $ 95,043(U)
Edward R. Rose......            2,500(E)               $     --
Frederic M. Zinn....           13,317(E)               $ 94,681(E)
                                8,685(U)               $ 57,833(U)
Harvey J. Kaplan....            5,789(E)               $ 38,863(E)
                                2,895(U)               $ 15,841(U)
------------------
(1) Market value of Common Stock at December 31, 1995 ($14.00) minus the exercise price.

COMPENSATION OF DIRECTORS

     Edward W. Rose, III, Chairman of the Board of Directors, receives an annual director's fee of $24,000, payable $2,000 per month, plus $1,000 for attendance at each meeting of the Board of Directors and $500 for attendance at each Committee meeting. In 1995, Mr. Rose received a $30,000 payment pursuant to a discretionary retirement bonus program intended to provide retirement income. Messrs. James F. Gero and Gene H. Bishop each receive an annual director's fee of $9,000, payable $750 per month, plus $500 for attendance at each meeting of the Board of Directors and $500 for attendance at each Committee meeting.

EMPLOYMENT CONTRACTS

     See footnote 4 to Summary Compensation Table for a description of the employment agreement between Kinro, Inc., a subsidiary of the Company, and David
L. Webster, President of Kinro, Inc. and a Director of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No executive officer of the Company serves on the Compensation Committee, and there are no 'interlocks,' as defined by the Securities and Exchange Commission.

                      REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION POLICY

     The Compensation Committee of the Board of Directors (the 'Committee') consists of three non-employee directors, Edward W. Rose, III, James F. Gero and Gene H. Bishop. The Committee has the responsibility of developing the policies which govern compensation for executive officers, and making recommendations to the Board of Directors regarding compensation of executive officers in accordance with such policies.

     The Company's executive compensation policy is designed to enable the Company to attract, motivate and retain senior management by providing a competitive compensation opportunity based significantly on performance. The objective is to provide fair and equitable compensation to senior management in a way that rewards management for reaching and exceeding objectives. The compensation policy links a significant portion of executive compensation to the Company's performance, recognizes individual contribution as well as overall business results, and aligns executive and stockholder interest. The primary components of the Company's executive compensation are base salary, performance-related incentive compensation, stock options and discretionary bonuses. While the components of compensation are considered separately in this report, the Committee takes into account the full compensation package provided by the Company to each of its executives, including pension benefits, severance obligations, insurance and other benefits.

     Each year the Committee will review the Company's compensation policy utilizing both internal and external sources of information and analysis relating to corporate performance, total return to stockholders of comparable companies, and compensation afforded to executives by competitors of the Company. If appropriate, changes will be recommended.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER IN 1995

     The compensation policy applied by the Company in establishing the compensation for Leigh J. Abrams, the Company's President and Chief Executive Officer, is essentially the same as for other senior executives of the Company-- to provide a competitive compensation opportunity that rewards performance and recognizes individual contribution.

     For 1995, Mr. Abrams received base compensation of $180,000, plus incentive compensation of $300,989, equal to 2 1/2% of each of the Company's and Leslie Building Products' income before income taxes and extraordinary items, subject to certain adjustments. Mr. Abrams receives medical and life insurance, and certain other benefits. In 1995, Mr. Abrams was also awarded an additional payment of $30,000 pursuant to a discretionary retirement bonus program intended to provide retirement income. This bonus must be used to purchase specified tax deferred annuities or cash value life insurance contracts. Mr. Abrams' base compensation and rate of incentive compensation for 1995 were the same as for 1994.

     Pursuant to the Shared Services Agreement entered into between the Company and Leslie Building Products in connection with the Spin-off, a portion of Mr. Abrams' compensation for 1995 in the amount of $184,644, representing 35.6% of his total compensation for that period, was charged to Leslie Building Products as the fair market value of services rendered by Mr. Abrams to Leslie Building Products.

COMPENSATION OF EXECUTIVE OFFICERS IN 1995

     As with the Chief Executive Officer, compensation of other executive officers is intended to reward performance and recognize individual contribution. Accordingly, the chief executive officer of the Company's subsidiary receives compensation based upon the results of operations of such subsidiary.

     For calendar 1995, David L. Webster, President of Kinro, received base salary of $125,000, and a bonus of $1,083,766 from a formula-based management bonus pool based on Kinro's results of operations. For 1995, Mr. Webster also received a payment of $50,000 pursuant to a discretionary retirement bonus program intended to provide retirement income. This bonus must be used to purchase specified tax deferred annuities or cash value life insurance contracts. See 'Adoption of Incentive Compensation Plan' for a discussion of the proposal to adopt an incentive compensation plan relating to Mr. Webster commencing as of January 1, 1996.

     Other Executive Officers of the Company and its subsidiaries receive bonuses based upon their respective levels of organizational responsibility and the performance of the Company or the subsidiary by which they are employed.

STOCK OPTIONS

     The Company's Stock Option Plan provides for the grant of options to employees of the Company and its subsidiaries, and to Directors of the Company, to purchase the Company's Common Stock. See 'Election of Directors--Stock Option Plan.' A Stock Option Committee consisting of Edward W. Rose, III, James F. Gero, and Gene H. Bishop administers the Stock Option Plan and determines and designates employees and Directors who are to be granted options. The Stock Option Plan provides for automatic awards of options to members of the Stock Option Committee under certain circumstances.

     Because all options which have been granted under the Stock Option Plan have been granted at fair market value, any value which is ultimately realized by Executive Officers through stock options is based entirely on the Company's performance, as perceived by investors in the Company's Common Stock who establish the price for the Common Stock on the open market.

BENEFITS

     The Company maintains certain broad-based employee benefit plans in which Executive Officers participate, including an employee retirement savings plan (401(k) Plan) and other retirement, life and health insurance plans. The Company also provides an automobile or automobile allowance to its Executive Officers. The incremental cost to the Company of these benefits is less than 10% of the Executive Officers' 1995 base salaries.

CONCLUSION

     A significant portion of the Company's executive compensation is linked directly to individual performance and Company earnings. The Committee intends to continue to determine compensation based upon these factors.

                                             COMPENSATION COMMITTEE
                                              Edward W. Rose, III
                                                 James F. Gero
                                                 Gene H. Bishop

EMPLOYEE STOCK PURCHASE PLAN

     A total of 250,000 shares of Common Stock of the Company are available for purchase by regular full-time employees of the Company under the 1995 Employee Stock Purchase Plan. During 1995, no shares were made available for purchase under the Stock Purchase Plan.

COMPARATIVE STOCK PERFORMANCE

     The following graph compares, for the last five calendar years, the cumulative stockholder return on the Common Stock of the Company with the cumulative return on the common stocks of the companies included in the Russell 2000 Index and on the common stocks of the companies included in the AMEX Housing Construction and Land Development Index.

     The graph assumes investment of $100 on December 31, 1990 in the Company's Common Stock, the Russell 2000 Index, the AMEX Housing Construction and Land Development Index, and assumes that any dividends were reinvested.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
          AMONG DREW INDUSTRIES INCORPORATED, THE RUSSELL 2000 INDEX AND THE AMEX HOUSING, CONSTRUCTION & LAND DEVELOPMENT INDEX

                                    [GRAPH]

                                                 December 31,
                                   ---------------------------------------
                                   1990   1991   1992   1993   1994   1995
                                   ----   ----   ----   ----   ----   ----
    Drew Industries Incorporated.. $100   $282   $871   $788   $892  $1,491
    Russell 2000 Index............  100    146    173    206    202     260
    AMEX Housing, Construction
     & Land Development Index.....  100    121    149    219    225     242

    * $100 invested on 12/31/90 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

INDEMNIFICATION

     Section 145 of the Delaware General Corporation Law empowers a domestic corporation to indemnify any of its officers, directors, employees or agents against expenses, including reasonable attorney's fees, judgments, fines and amounts paid in settlement which were actually and reasonably incurred by such person in connection with any action, suit or similar proceeding brought against them because of their status as officers, directors, employees or agents of the Company if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. If the claim was brought against any such person by or in the right of the Company, the Company may indemnify such person for such expenses if such person acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the Company, except no indemnity shall be paid if such person shall be adjudged to be liable for negligence or misconduct unless a court of competent jurisdiction, upon application, nevertheless permits such indemnity (to all or part of such expenses) in view of all the circumstances.

     The Company's Restated Certificate of Incorporation provides that the Company may indemnify its officers, directors, employees or agents to the full extent permitted by Section 145 of the Delaware General Corporation Law. Accordingly, no director of the Company is liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

                  II. ADOPTION OF INCENTIVE COMPENSATION PLAN

INTRODUCTION

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code'), restrictions apply to the deductibility of executive compensation paid by public companies. Under these restrictions, the Company is not able to deduct compensation paid to any of its five most highly compensated executive officers in excess of $1,000,000 unless the compensation meets the definition of 'performance-based compensation' set forth in the Code. Non-deductibility would result in additional tax costs to the Company and its stockholders. The stockholder approval requested by this proposal will assist in enabling incentive compensation awards to meet the requirements to qualify as 'performance-based compensation,' thereby enabling the Company to achieve maximum tax deductibility for such compensation costs.

INCENTIVE COMPENSATION PLAN

     The incentive compensation plan relates to David L. Webster (the 'Designated Executive'), President of Kinro, Inc., and Shoals Supply, Inc. subsidiaries of the Company. The purpose of the incentive compensation plan is to promote the success of the Company by providing an incentive to the Designated Executive that links his compensation to the financial success of the Company and to growth in stockholder value. For 1995, Mr. Webster received a base salary of $125,000 and an incentive compensation award of $1,083,000.

     The incentive compensation plan was recommended by the Compensation Committee of the Board of Directors and adopted by the Board of Directors on February 8, 1996, to be effective as of January 1, 1996, subject to stockholder approval. In considering the plan, the Compensation Committee utilized information relating to corporate performance, total return to stockholders of comparable companies, and compensation afforded to executives by comparable companies. The Compensation Committee used this information in determining the range of minimum to maximum compensation which the Designated Executive should receive.

     To qualify as 'performance-based compensation,' the tax rules require, for performance plans involving cash awards, that the performance goals under which the incentive compensation is to be paid be disclosed to, and approved by, the Company's stockholders. Accordingly, approval of the following performance goals for incentive compensation to be awarded to the Designated Executive is requested.

     The incentive compensation plan provides that, commencing January 1, 1996, in addition to annual base salary of $400,000, the Designated Executive will receive annually 7.3% of the amount by which the aggregate earnings before interest and taxes (without deduction for costs of corporate administration or amortization of goodwill) of Kinro, Inc. and Shoals Supply, Inc. exceeds $10,000,000.

VOTE

     The favorable vote of a majority of the votes cast at the Annual Meeting is required to approve the adoption of the performance goals and incentive compensation plan.

     Management recommends that you vote FOR approval of the adoption of the performance goals and incentive compensation plan.

                          III. APPOINTMENT OF AUDITORS

     It is proposed that the stockholders ratify the appointment by the Board of Directors of KPMG Peat Marwick LLP as independent auditors for the purpose of auditing and reporting upon the consolidated financial statements of the Company for the year ending December 31, 1996. It is expected that a representative of that firm will be present at the Annual Meeting of Stockholders to be held on April 18, 1996 and will be afforded the opportunity to make a statement and respond to appropriate questions from stockholders present at the meeting.

     Management recommends that you vote FOR ratification of the appointment of KPMG Peat Marwick LLP, as independent auditors for the year ending December 31, 1996.

                       IV. TRANSACTION OF OTHER BUSINESS

     As of the date of this Proxy Statement, the only business which Management intends to present or knows that others will present at the meeting is that set forth herein. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the form of Proxy solicited from holders of the Common Stock to vote the Proxy on such matters in accordance with their judgment.

                             STOCKHOLDER PROPOSALS

     All proposals which stockholders of the Company desire to have presented at the Annual Meeting of Stockholders to be held in April 1997 must be received by the Company at its principal executive offices on or before January 1, 1997.

                                       By Order of the Board of Directors

                                              EDWARD W. ROSE, III
                                       Chairman of the Board of Directors

March 19, 1996

                          DREW INDUSTRIES INCORPORATED

            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS--APRIL 18, 1996

                THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT

      The undersigned, revoking any proxy heretofore given, hereby appoints LEIGH J. ABRAMS and HARVEY J. KAPLAN, or either of them, proxies of the undersigned, with full power of substitution, with respect to all the shares of the Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Drew Industries Incorporated, to be held at the Board of Directors Room of the American Stock Exchange, 86 Trinity Place, New York, New York 10006 on April 18, 1996 at 9:30 A.M. and at any adjournment or postponement thereof, upon the following items as set forth in the Notice of Annual Meeting and Proxy Statement, and in their discretion on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

                                (Continued and to be signed on the reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AUTHORITY TO      PLEASE MARK
VOTE FOR DIRECTORS AND FOR PROPOSITIONS '2' AND '3.'           YOUR VOTE AS
                                                               INDICATED IN
                                                               THE EXAMPLE   /x/

1. ELECTION OF DIRECTORS                 FOR all named nominees    WITHHOLD
   NOMINEES: EDWARD W. ROSE, III,         (except as indicated     AUTHORITY
   LEIGH J. ABRAMS, DAVID L. WEBSTER,    to the contrary below)  from nominees
   JAMES F. GERO, GENE H. BISHOP.                  / /               / /

2. TO APPROVE THE INCENTIVE COMPENSATION PLAN.     FOR  AGAINST  ABSTAIN
                                                   / /    / /      / /

3. TO RATIFY THE APPOINTMENT OF KPMG PEAT          FOR  AGAINST  ABSTAIN
   MARWICK LLP AS INDEPENDENT AUDITORS.            / /    / /      / /

 (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

                                   [INDICIA]

Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons each should sign. Executors, Administrators, Trustees, Guardians, Attorneys, and corporate officers should add their titles.
Please check if you plan to attend the meeting   / /

__________________________  __________________________  Dated: ___________, 1996
 SIGNATURE OF SHAREHOLDER    SIGNATURE OF SHAREHOLDER

Please mark boxes /x/ in blue or black ink. This Proxy should be returned to:
Chemical Mellon Shareholder Services, L.L.C., 85 Challenger Rd., Overpeck Center, Ridgefield Park, New Jersey 07660